Exhibit 99.1

Evolving Systems Sets Date for 2021 Third Quarter Results News Release

ENGLEWOOD Colorado, November 8, 2021 – Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement solutions and services for connected mobile devices, today confirmed that it will release its 2021 third quarter financial results after the market closes on November 10, 2021.

Transaction with PartnerOne Capital

Due to Evolving Systems’ pending transaction with PartnerOne Capital that was announced on October 18, 2021 (the “Transaction”), there will not be a conference call or live webcast to discuss Evolving Systems’ 2021 third quarter financial results.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) empowers Communications Service Providers (CSPs) to succeed in fast-changing, disruptive telecom environments. This is achieved through a combination of People, Processes, and Platforms and empowers CSPs to activate, engage, and retain their customers. Evolving Systems’ real-time digital engagement solutions and services are used by more than 90 service providers in over 60 countries worldwide. The Company’s portfolio includes CSP market-leading solutions and services for network provisioning and resource management, enhancing the digital sales and distribution channels, service activation, real-time analytics, customer value management and loyalty. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

Additional Information and Where to Find It

In connection with the proposed Transaction, the Company has filed a preliminary proxy statement with the SEC and will be filing a definitive proxy statement with the SEC and mail or otherwise provide to its stockholders such definitive proxy statement regarding the proposed Transaction. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at https://www.evolving.com/investors. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a written request to Corporate Secretary, Evolving Systems, Inc., 9800 Pyramid Court, Suite 400, Englewood, Colorado, 80112. Phone: (303) 802-1000.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 60 countries worldwide. The Company's portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com

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Media & Analyst Relations: Sancha Brody

Sancha.brody@evolving.com **+44 (0) 7376 366855**